UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

TEXTRON INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Scott C. Donnelly President and CEO Textron Inc.	40 Westminster Street Providence, RI 02903 T (401) 457-3560 F (401) 457-2802 sdonnelly@textron.com

April 14, 2010

Dear Investor:

We understand that [Fund Name] holds a significant position in Textron Inc. stock and will be voting proxies for those shares for Textron’s upcoming annual meeting of shareholders to be held on April 28, 2010.  I am writing to address the recent ISS Proxy Advisory Services/ Risk Metrics Group’s (“ISS/RMG”) recommendation that you vote “Against” three current independent directors who serve on our Organization and Compensation Committee, R. Kerry Clark, Ivor J. Evans and Lord Powell of Bayswater.

In its proxy analysis (the “Report”), ISS/RMG has stated that this recommendation is due to what it has characterized as the “problematic pay practice” of providing additional pension service credit when hiring a new senior executive. When Textron recruited Frank T. Connor, its new Chief Financial Officer, to join the company in August 2009, we agreed to provide Mr. Connor the potential opportunity for an additional three years of credited service under the Textron Spillover Pension Plan.  It is important to note that the additional service credit will not be earned and will not vest until Mr. Connor has worked for Textron for at least five years.  Thus, this benefit operates to promote retention of Mr. Connor, because he would forfeit it completely if he terminates employment with Textron before completing five years of service.  The present value of the accumulated benefit ($128,722), if achieved, is relatively small compared to his overall compensation package.  Moreover, because the benefit is based directly on salary and annual incentive compensation, a significant aspect of the benefit is also tied to performance of the company.

Textron believes that the practice of providing additional pension service credit for hiring mid-career or retired executives is not only appropriate in certain circumstances, but can be a critical aspect of attracting the right candidate.  We believe that a compensation program should not be judged simply by its name, but that the circumstances in which it is provided and the manner in which it is designed should be carefully evaluated.  In this particular case, where the company agreed to provide three years of additional service to Mr. Connor, Textron could have provided the same value in the form of a sign-on bonus or additional long-term incentives or any number of other incentives, but chose to address the specific needs of the circumstance through a fairly modest benefit designed to balance both retention and company performance.  This benefit operates precisely in the same manner as a retention award that vests only after five years of service, is dependent in large part on company performance, and has a payout that is deferred until separation of service.  When this arrangement is viewed in this manner, even though implemented in conjunction with an existing retirement benefit plan, we strongly believe it should not provoke concern, and instead should be viewed as a favorable incentive-oriented retention arrangement.

Furthermore, we believe it is particularly inappropriate to allow this single benefit to produce an “Against” vote on three members of our Organization and Compensation Committee who are responsible for significantly reforming the way Textron views and implements compensation practices.  In particular, these Committee members have been responsible for implementing the following practices over recent years:

•                  Eliminating new tax gross-ups for executives

•                  Limiting personal use of corporate aircraft for executives

•                  Increasing the link between pay and performance

•                  Eliminating most perquisites for executives

•                  Reducing long-term incentive targets for executives by 20%

•                  Changing the mix of long-term incentives to mitigate excessive stock price leverage

•                  Freezing  executives’ base salaries since 2006 except in the context of promotions

These significant changes, particularly during 2008 and 2009, show the extent of the strong leadership provided by the members of Textron’s Organization and Compensation Committee and evidence that the Committee fully understands and is responsive to investor concerns over executive compensation.   In its Report, ISS/RMG, in fact, applauded the Committee’s efforts in this regard.

In closing, I wish to emphasize that all three of these directors are highly valued Textron Board members. I hope you will consider these facts carefully and vote your shares For Messrs. Clark and Evans and Lord Powell.  If you would like to discuss these issues in more detail, have any questions or would like any additional information, please contact me or Doug Wilburne, Vice President Investor Relations at (401) 457-3606.

Thank you for your consideration of these matters.

Sincerely,

/s/ Scott C. Donnelly

Scott C. Donnelly

President and Chief Executive Officer